Exhibit 99.1

13-Dec-2013

Sonus Networks, Inc. (SONS)

Acquisition of Performance Technologies, Inc. by Sonus Networks, Inc. Conference Call

MANAGEMENT DISCUSSION SECTION

Operator: Ladies and gentlemen, thank you for standing by and welcome to the Sonus Networks Proposed Acquisition of Performance Technologies Conference Call. [Operator Instructions] As a reminder this conference is being recorded Friday, December 13, 2013.

I would now like to turn the conference over to Ms. Patti Leahy, Vice President of Investor Relations of Sonus Networks. Please go ahead, ma’am.

Patti Leahy

Welcome, everyone, and thank you for joining us on short notice today. I’m joined today by Ray Dolan, President and CEO of Sonus, and Mark Greenquist, Chief Financial Officer of Sonus. As announced this morning we’re here to day to discuss Sonus Networks’ proposed acquisition of Performance Technologies, also referred to as PT. This conference call is being recorded for replay purposes.

During the call we will be referring to a presentation with supporting information. Please take a moment to locate this on our IR website if you haven’t done so already . The presentation has also been filed as an exhibit to the Form 8-K we filed with the SEC this morning.

Before we begin the call I’ll review a few preliminary legal notices. The completion of the proposed acquisition described in the conference call and the press release is subject to the receipt of PT stockholder approval and other customary closing conditions. In connection with the proposed acquisition PT will file a proxy statement with the SEC. The definitive proxy statement will be sent or given to the stockholders of PT and will contain important information about the proposed acquisition and related matters.

PT stockholders are urged to read the definitive proxy statement carefully when it becomes available before making any voting or investment decisions with respect to the proposed acquisition because they will contain important information about the acquisition and the parties to the acquisition. These documents will also be available at no charge from the SEC’s website at www.sec.gov.

In addition for purposes of Safe Harbor provisions as noted in more detail on Slide 2 of the presentation, during the course of this call we will be making a number of forward-looking statements. Such statements may include but are not limited to the ability of the parties to close the transaction and the expected closing date of the transaction, the anticipated synergies and cost savings of the proposed combination and timing thereof, anticipated future financial and operating results and the anticipated combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services.

Such forward-looking statements are based on the current beliefs and expectations of Sonus and are subject to business, economic and competitive uncertainties and contingency many of which are difficult to predict. Actual results may differ materially from those described in this call due to a number of risks and uncertainties detailed in documents filed or furnished by Sonus and PT with the SEC including those discussed in P.T.’s most recent annual report on Form 10-K and Form 10-Q and Sonus’ most recent annual report o n Form 10-K and Form 10-Q as well as the press release issued today , each of which is on file with the SEC and available on the SEC’s website.

Neither Sonus nor P.T. assumes any obligation or intent to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, during this call we may be also referring to non-GAAP financial measures.

It’s now my pleasure to introduce the Chief Executive Officer of Sonus, Ray Dolan.

Raymond P. Dolan

Thank you, Patti and good morning, every one.  I‘m very excited to announce the proposed acquisition of Performance Technologies. You will hear me and others refer to Performance Technologies as P.T. P.T. brings essential Diameter signaling capabilities that are required in LTE networks and they‘re among the fastest developing mobile technology systems in history. The rationale for our transaction centers around three key things: growth, virtualization and mobility. Before I take you into those details, I ‘d like to start with the fact that today we are confirming our fourth quarter and our full year guidance for 2013, which we provided on our last quarterly call. We feel great about the traction we’re gaining in the marketplace, including with our SBC growth engine. We validated this on our last call with the announcement of three Tier 1 strategic accounts. The evidence that we are becoming increasingly strategic to our customers and partners is mounting. We’ve spent the past few years working to become a leader in the SBC segment-that focus is paying off.

As I said on our last earnings call, this is the best hand I‘ve had in almost 30 years of commercial experience. Today that hand got even stronger. The acquisition of P.T. gives us an even greater opportunity to deepen our relationships with our customers and partners and accelerate our growth.

Turning to the key takeaways on Slide 3, the market for Diameter signaling is exploding. We expect this acquisition to expand our total addressable market by 50% when combined with the SBC market. We expect the acquisition to accelerate our virtualization strategy. We believe we can put P.T.’s technology into software just as we have done with our SBC portfolio and this will allow both functions to be virtualized in an integrated solution.

We’ve learned in the field that many customers want this integrated solution at the edge of their networks. By integrating P.T., we can accelerate this path to virtualization and enjoy more margin than we could through an OEM relationship.  Owning Diameter capabilities will also accelerate our mobility strategy. P.T.’s signaling solutions are deployed in more than 1,000 location globally, serving as a backbone for several premier wireless networks.

I’d like to point out while LTE networks are among the fastest developing mobile technology systems ever, 2G and 3G will still be in existence for many many years. That is why it is important for operators to be able to bridge this gap, and that is why we belive P.T. is a serious contender in the Diameter signaling space because they offer migration path from SS7 to Diameter for their customers. This is something that pure play Diameter players simply can’t do.

And finally the acquisition is expected to be accretive to Sonus on a non-GAAP EPS basis for the full year 2015, and only mildly dilutuve in 2014 while we invest in additional capital to accelerate the growth opportunity.

I will point out that we will provide detail guidance in 2014 when we release our Q4 results in February, and we will have much more to say and share with you at our Investor Day which will be scheduled for March in 2014 in NewYork. So lets get into the nuts and bolts for the merger, and lets turn to Page 4.

The price of the transaction is $3.75 per share, it will be in all cash transaction and values P.T. at about $30 million net of cash and fees. It reflects the 26% premium to the closing price last night. We expect it to close in the first quarter, subject to standard closing conditions and a shareholder vote. As I said just a moment ago, we expect it to be mildly dilutive in 2014 and accreative in 2015.

Page 5 has some standard background on P.T. It is a Rochester based company with 30 years of heritage in the Signaling business. They won a substantial amount of SS7 business early on in their career, and they have since launched a growth strategy around Diameter, which in their case is a close derivative of the underlining architecture of SS7. I believe personally that both the Diameter growth engine and the SS7 assets combined to create a core strategy for us to enter the signaling market, which is adjacent to the SBC market.

Turning to Page 6, that highlights the three major themes of this transaction, which I outlined in my opening comments. Let turn the page to the first one, which is TAM expansion.

LTE is driving the Diameter market in an explosive growth. Some people call this a signaling storm. I know a number of things about the LTE market having been the CEO of Flarion Technologies prior to joining Sonus. A lot of that technology showed up in the standards for LTE. Those traffic characteristics for LTE from the standpoint of signaling are very very chatty and the application layer is driving a tremendous signaling growth. There’s a lot of networks being deployed. You see 260 networks expanded to the end of this year, and I would expect that trend to continue globally.

Having said that, the majority of the subscribers in the world that those networks have deployed will remain 2G, 3G subscribers for quite sometime — probably the next three to four years, the vast majority of subscribers will still be on 2 and 3G networks around the world. So there will be a requirement to knit together the old architectures of signaling with the new architectures of signaling, and fixed mobile convergence will increase the need to knit those together.

So turning to Slide 9, you can see an architectural view here. The two main challenges that Diameter deployments are facing are, the inter-working back to SS7 architectures, and the protection of the edge of the networks and the core of the networks against the signaling storm that’s occurring right now as LTE networks are deployed.

Turning to Slide 10, you can see the TAM expansions. So the SBC market is growing nicely with a 29% CAGR, and by adding the Diameter signaling market on top, you can see that we can experience up to a 50% TAM expansion through the combination of those two markets.

Slide 11 is the critical slide. I‘d like to spend a little bit of time on this, because it describes our go -to-market strategy, and why we believe we can be successful gaining share by combining these two markets, and competing effectively against some large players that have an established advantage in the early innings of this game. The first thing that I would point out is that the majority of the Diameter signaling market is in front of us. As big as it is right now, the growth in front of us is substantial. These are the early innings of Diameter, which was in fact the case when we entered the SBC market.

Second, it will be important to stitch together both the SS7 signaling requirements, as well as Diameter, and we believe only us and Oracle through their acquisition of Tekelec are positioned to do that. Pure play Diameter plays are going to have a hard time competing as those rules play out.

Third, a lot of this market will be brought through partners, and our channel strategy that we’ve been implementing over the last several years will give us a substantial advantage over those that are trying to compete directly. So there’s a tremendous amount of flux in this marketplace. As you can see, there’s 20 points of market share that has shifted in just the last 18 months from the industry leader to a relatively new player in F5.

Our strategy, owning the Diameter assets which became clear to me as we got closer to this marketplace through partnership, is not only accretive to us, and expands our margin opportunity, but gives us a very unique opportunity to compete by virtualizing the assets, integrating the assets technically and going to market through our partners who want to integrate this into larger TAM opportunities. Let’s look at the virtualization opportunity. I’ll turn to Slide 13 here now.

There has been a great deal of discussion about virtualization, NFV, SDN. A lot of times those acronyms are used interchangeably. The simplest way to think about this is that technology suppliers like Sonus and others are moving their solutions into software. For those that have tremendous value-add, that is a great opportunity for us to integrate that value-add into adjacent opportunities. We’ve been after that for quite a while. We announced our virtualization strategy in October with our entire SBC line and said we’d have the majority, in fact the rest of our technology solution virtualized in 2014. And that’s well under way.

The Diameter routing assets that we’re acquiring with this P.T. acquisition can easily be virtualized and most importantly integrated. And that’s where this slide shows that the virtualization of the two assets on the top can then follow with integration down below. That’s really what network function virtualization is. It’s the mash-up of the new network architectures that allow the service providers and enterprise players to go forward with the more integrated solution in a new architecture that then unleashes the power of the cloud. So our partners get speed and differentiation. Our customers get savings, scale and efficiency as they move to the cloud. Let’s move to Slide 15 and talk about the acceleration of our mobility strategy.

Now I’m going to touch on that here, but frankly we’re going to go into far more detail in March as we play this out for you in our updated Investor Day. We came to you in June of 2011 for the first time in many, many years and opened a more transparent dialogue with The Street on where Sonus is going. We then updated that in September 2012 with our SBC results and a roadmap that focused on video, virtualization and VoLTE. In March we will give you more color on the development of all of those strategies as well as obviously by then we will have announced our 2013 results and you should have 2014 guidance. We’ll be able to put a lot more color around that.

But for now on our mobility strategy, it really allows us to accelerate the technology. It brings in-house deep signaling domain expertise. It improves our go-to-market strategy because it gives us assets to bring on an integrated basis to our partnerships that have been developing for the underlying SBC business over the last several years. So that’s the real core pieces of the investment and the transaction that we’re announcing today. Slide 16 summarizes that. I’ll open it up for questions here in just a moment. But let me just summarize that for everyone.

We’re confirming our guidance. We are on solid footing, and I’m thrilled that the 1,000 people that wear the badge for Sonus today are focused on driving results on a consistent, predictable basis as we drive towards growth, margin expansion, and profitability. We will expand our TAM which I believe is important for us not only as an investment thesis to be even more strategic to our partners and to our customers.  We will strength our virtualization strategy and drive to SDN which is a main thesis of our customers.

We’ll accelerate our mobility strategy which has been a pursuit of mine since joining Sonus three years ago. And we will have the discipline to be accretive in 2015 after a modest dilutive impact in 2014. Having executed on the NET transaction in 2012, 2013, I have confidence that this team can, in fact, integrate a technology and a team and deliver on an accretive transaction successfully.

So with that as my opening remarks, I’d like the operator, if you would, open it up for questions, and I’d be happy to take any questions from the floor. Thank you.

QUESTION AND ANSWER SECTION

Operator: Absolutely. Thank you. [Operator Instructions] And our first question comes from the line of James Kisner from Jefferies, LLC. Please go ahead.

James Kisner	Q

Hi. Good morning and congrats on the transaction.

Raymond P. Dolan	A

Thanks.

James Kisner	Q

So just my first question. You said that these guys have a presence in some premier mobile networks around the world. Can you give us any more color? Have they announced any of these customers? Are they in different geographies? Just any kind of detail at all on their customer profile that you mentioned?

Raymond P. Dolan	A

Yeah. Thanks for your question, James. So I’m not going to get into specific names on the customer profile, but they’ve got a lot of presence on the SS7 side. The Diameter piece is really emerging, and it’s very early stage. I think one of the things that was a struggle for a company this size despite being trusted in SS7 side of the networks amongst the Tier 1s is the confidence that they have the capital structure, the distribution strength, the ability to virtualize and integrate.  So there’s been solid traction and interest on the Diameter piece but I think this combination will help accelerate that.

And then I’m not going to get out in front of too many names here, but I’m confident that the trends that we saw going to market ourselves with SBCs and through a partnership strategy in Diameter will help us get into those Tier 1s around the world. It will be a global play. I am confident that their global reach today will give us and them a platform to do this in all of the major theatres around the world.

James Kisner	Q

Okay. And just related to discussion of dilution, are you sort of just going to their filings? They said that they were doing an end of life program. I mean is there also kind of a - I mean they were positive net earnings I guess last quarter in their filings. So are you anticipating that the revenues will see some pressure also in addition to having you invest behind the business? Is that how to think about it?

Mark T. Greenquist	A

Yeah. Hi, James. It’s Mark. Yeah. They had announced an end of life program and that certainly helped their revenue in the first three quarters of this year. I think that their expectation is that, that’s going to then tail off and you’ll have, you know, what is essentially their Signaling business and their Government business on a going forward basis.

James Kisner	Q

Okay. And so in terms of differentiation I mean Diameter is a standard protocol, is there kind of a differentiation angle for the Diameter products relative to the market share leader? Thanks.

Raymond P. Dolan	A

Sure, James. This is Ray. Yes and we’ll play that out. We need to do a lot of work obviously to — first of all we need to get the transaction closed. And so we’ll focus on that for the next 90 days, deliver our quarter and guide for the year. But when we come out in March we’ll talk to you about our differentiation strategy and it will really hinge on a number of things. First, scalability of their current architecture is solid. We’ve confirmed that in our technology due diligence. And I believe it’ll be well received on its merits with a number of players around the world.

The virtualization of that will help. I believe we’ll be, if not first, we will be very close to being first to virtualize that. And then second we will integrate it with our SBC. And then further integrate that as a combined virtualized solution with other players.  And that’s where we’ll really start to get differentiated.  Another angle of differentiation and this is going to take longer to play out but I do believe it’s strategic, is integrating the Diameter solution with the SS7 solution. I’m personally convinced that fixed mobile convergence, while it’s been forecast for a decade, is in fact im minent because of the strains that mobile networks are under to deliver a virtually insatiable appetite for mobile Internet. And that’s only going to be followed by mobile TV and mobile everything.

And so fixed and mobile networks will need to come together, and they ’ll come together in the media plane and they ’ll come together in the signaling plane and the folks that own longstanding assets in both categories and emerging assets in both categories I think will be well served to be able to put those together. But that’s probably a longer issue. It is something though that is on the minds of large service providers as they make architectural decisions, vendor decisions and look for you to partner. All right? Does that answer your question, James?

James Kisner	Q

Yeah. That helps. All right. Thanks, guys.

Raymond P. Dolan	A

Sure.

Operator: And our next question comes from the line of Michael Latimore from Northland Capital. Please go ahead.

Q

Great. Thanks a lot. I‘m just curious, when do you think, under what timeframe do you envision having their products integrated with your SBC?

Raymond P. Dolan	A

It’ll definitely be 2014. We’ll come out when we talk in March and we’ll put a specific quarter on that, but one, it’s subject to the closing date here, and we need to do a little bit more work before we confirm a specific timeframe.

Michael Latimore	Q

And I know you envision this being accretive in fiscal 2015. What kind of revenue levels get you to that accretion?

Mark T. Greenquist	A

Hi, Mike. It’s Mark. I really don’t want to talk about specific revenue levels because we really haven’t given guidance yet on 2014, and actually PT doesn’t give any guidance at all. But I think may be the best way to think about it is I think there are some cost synergies, obviously, in the combination, and we’ll be working on those and I think that’ll probably be the main driver. Obviously, some revenue uptick, specifically in their Diameter business would help. But I think initially most of the heavy lifting is just going to be the combination of the two and going after cost synergies primarily.

Michael Latimore	Q

Got it. And in response to the last question, did you mention that Performance Tech has a government — did you say a government business?

Raymond P. Dolan	A

They do have a government sector. It is a smaller piece of their business than it has been in the past. There is some opportunity for it to be a strategic asset. It’s not a material part of the investment thesis for us going forward in our current place, but as we get closer to the close we’ll know more about that and we’ll report out on it, okay?

Michael Latimore	Q

All right. Okay. Thanks.

Operator: [Operator Instructions] And our next question comes from the line of Steven Cohen from Provo Partners. Please go ahead.

Steven Cohen	Q

Thanks. Congratulations on the deal. Two quick questions. First, do you plan on identifying separately the P.T. results in 2014 so we can track how the acquisition is going? And secondly, talking about the distribution, is there any overlap between P.T.’s distribution channel, and Sonus’ new third party distribution?

Mark T. Greenquist	A

Hey, Steven. It’s Mark. With regard to separating out their results, I don’t really know yet. It’s going to depend as to whether this really ends being material in our overall results. My thinking initially would be, that it probably isn’t initially. So I would kind of doubt that we would split them out, but we haven’t made a final decision on that yet. I think in February when we have the transaction hopefully closed by our Q4 results and we give you more details, then we’ll be able to speak to that a little bit better.

Raymond P. Dolan	A

Hi, Steve, it’s Ray. Thanks for your question. On the other piece, on the channel piece, there’s really two components to channel. Some people call the portion that P.T.’s through as partners. But you can use the words interchangeably. There’s almost no overlap to the enterprise -centric channel program that we launched under partner Assure. Those are the large disti’s and VARs, et cetera around the world, okay ? But there is a pretty good overlap in the technology partner side. In fact, that’s almost been the exclusive path to market for P.T. up until now for their Signaling business, because it’s focused almost — it is focused exclusively on the service provider side.

So that overlap will only strengthen our hands with those TEMS; TEMS are the term most people use for those players, and they’ve had some success on and off, and in some cases on a sustained basis with some of the largest TEMS in the world. So we would hope to leverage that, because those folks really do understand the underlying technologies of SS7 and the long tail that that will have, and the emergence of Diameter. And there will be an opportunity for subject matter experts that are 100% committed to the categories to offer value through partnership to these large TEMS that are frankly, well-positioned to be domain winners, but not necessarily positioned to invest in best-in-class in every single space. So that’s really our strategy is to be best-in-breed SBC, best-in-breed Diameter, integrated and therefore differentiated, and partnered-up as a go-to-market strategy for this solution.

Steven Cohen	Q

Thanks.

Raymond P. Dolan	A

Thank you, Steve.

Operator: And we have no further questions at this time. Ms. Leahy, I will now turn the call back to you.

Patti Leahy

Okay. Well, thank you operator, and thanks to everyone that took the time this morning on short notice to attend here. We appreciate your support as always. We look forward to talking with you in February. I may speak to some of you offline, but regardless for all of you, we wish you happy holidays. Hope you have a safe and great time with your families and we look forward to working with you in 2014. Take care.

Operator: Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your line.